Exhibit 3.1

AMENDMENT TO THE

SECOND AMENDED AND RESTATED BYLAWS

OF

SUPER LEAGUE ENTERPRISE, INC.

Approved by the Board of Directors on June 4, 2024

Article I, Section 1.1 of the Second Amended and Restated Bylaws (the “Bylaws”) of Super League Enterprise, Inc. (the “Corporation”) is hereby amended and restated, in its entirety, by the following:

1.1 Place of Meetings.  Meetings of stockholders of Super League Enterprise, Inc. (the “Company”) shall be held at any place, within or outside the State of Delaware, determined by the Company’s board of directors (the “Board”). The Board may, in its sole discretion, determine that a meeting of stockholders shall not be held at any place, but may instead be held solely by means of remote communication as authorized by Section 211(a)(2) of the Delaware General Corporation Law (the “DGCL”). In the absence of any such designation or determination, stockholders’ meetings shall be held at the Company’s principal executive office.

Article I, Section 1.5 of the Bylaws of the Corporation is hereby amended and restated, in its entirety, by the following:

1.5 Quorum.  Except as otherwise provided by law, the certificate of incorporation or these bylaws, at each meeting of stockholders the presence in person or by proxy of the holders of shares of not less than one-third (1/3) of the votes which could be cast by the holders of all outstanding shares of stock entitled to vote at the meeting shall be necessary and sufficient to constitute a quorum. Where a separate vote by a class or series or classes or series is required, a majority of the outstanding shares of such class or series or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter, except as otherwise provided by law, the certificate of incorporation or these bylaws.

If, however, such quorum is not present or represented at any meeting of the stockholders, then either (i) the chairperson of the meeting, or (ii) the stockholders entitled to vote at the meeting, present in person or represented by proxy, shall have the power to adjourn the meeting from time to time, in the manner provided in Section 1.6, until a quorum is present or represented.